Exhibit 99.1

GMX RESOURCES INC.

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Jr.	James Merrill	Michael Rohleder
President, CEO	CFO	Investor Relations Manager
405.600.0711 x311	405.600.0711 x305	405.600.0711 x338

GMX RESOURCES INC. Announces Proposed Offering of $100 Million Convertible Senior Notes

Oklahoma City, Oklahoma, Monday, February 4, 2008 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; today announced that it intends to offer, subject to market and other conditions, $100 million of convertible senior notes due 2013. The notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), by the financial institutions that are the initial purchasers of the notes. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $15 million aggregate principal amount of notes, solely to cover over-allotments, and within 30 days of the initial issuance of the notes.

In certain circumstances, or within approximately 90 days of maturity, the principal amount of the notes will be convertible into cash and, if applicable, cash and/or shares of the Company’s common stock based on a daily conversion value. The interest rate, conversion rate and other terms of the notes will be determined at the time of pricing of the offering. Holders of the notes may also require the Company to repurchase the notes if the Company is involved in certain types of corporate transactions or other events constituting a fundamental change. The notes will not be redeemable prior to maturity. The notes will be general senior, unsecured obligations of the Company.

The Company intends to use the net proceeds from the offering of the notes to repay existing debt under the Company’s revolving bank credit facility.

The offering will be made within the United States only to qualified institutional buyers as defined by Rule 144A under the Securities Act. The convertible senior notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from applicable registration requirements.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed offering of notes and the intended use of net proceeds from such offering. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.